..0For Immediate Release

Contact: James R. Moore, CFO or Willing L. Biddle, President
         Urstadt Biddle Properties Inc.
         (203) 863-8200


              URSTADT BIDDLE PROPERTIES INC. REPORTS FOURTH QUARTER
                        AND FISCAL 2004 OPERATING RESULTS
               ANNOUNCES 11TH CONSECUTIVE ANNUAL DIVIDEND INCREASE


GREENWICH, CONNECTICUT, December 15, 2004 ...Urstadt Biddle Properties Inc. (UBA and UBP) today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2004.

Net income applicable to Common and Class A Common Stockholders was $18.6 million or $0.76 per diluted Class A Common share and $0.69 per diluted Common share in 2004 compared to $17.6 million or $0.73 per diluted Class A Common share and $0.66 per diluted Common share a year ago. Income from continuing operations was $22.9 million in fiscal 2004 compared to $19.8 million a year earlier. For the three months ended October 31, 2004, net income applicable to Class A Common and Common shareholders was $4,649,000 or $0.19 per diluted Class A Common share and $0.17 per diluted Common share compared to $4,656,000 or $0.19 per diluted Class A Common share and $0.17 per Common share in fiscal 2003.

Diluted funds from operations (FFO), the primary indicator of operating performance, increased to $30.2 million this year from $28.3 million in fiscal 2003. On a diluted per share basis, FFO increased to $1.21 per Class A Common share and $1.09 per Common share in fiscal 2004 compared to $1.15 per Class A Common share and $1.04 per Common share last year. For the quarter ended October 31, 2004, FFO increased to $7,666,000 or $.30 per Class A Common share and $.28 per Common share compared to $7,537,000 or $.30 per Class A Common share and $.28 per Common share in last year's fourth quarter.

Rental income from properties in fiscal 2004 increased 9.4% to $63.5 million from $58.0 million last year. The increase in revenues was the result of recent property acquisitions, increased leasing at the Company's core properties and higher recoveries of operating expenses.

Commenting on 2004's operating results, Willing Biddle, President and COO said, "Our core properties performed well this year and given the strong fundamentals of our core markets, together with our conservative balance sheet, we are well-positioned to continue generating solid growth in 2005. Capitalizing on the strong demand for space at our properties, we continued to increase rental rates and overall property operating income in 2004." "In terms of property acquisitions, Mr. Biddle noted that, "Competition for quality grocery-anchored properties remains high; however, we continue to seek properties that we expect to enhance our operating results. We are currently in discussions with several owners to acquire property in fiscal 2005."

  LEASING
At the end of the year, the Company's core properties were 99% leased, an increase of nearly 2% over last year. During the year, the Company completed new and renewal leases for 284,000 square feet of retail space.

DIVIDEND INCREASE
The Directors of the Company approved increases for the eleventh consecutive year in the dividend rates on shares of UBP's Class A Common Stock and Common Stock. The quarterly dividend rates were increased to 22(cents)for each share of Class A Common Stock and 20(cents)for each share of Common Stock. The dividends are payable January 17, 2005 to stockholders of record on January 5, 2005.

ACQUISITIONS AND SALES
Despite increased competition by buyers of retail properties in its target areas, the Company acquired a portfolio of four retail properties totaling 38,000 square feet of leasable space at a cost of $11 million, including the assumption of approximately $4.7 million in mortgage debt.

Shortly after the close of the Company's fiscal year, the Company announced that it sold its Farmingdale, New York property for $9.75 million and will report a gain of approximately $5.7 million from the sale in the first fiscal quarter of 2005.

NON-GAAP FINANCIAL MEASURE
FUNDS FROM OPERATIONS ("FFO")

The Company considers FFO to be an additional financial measure of operating performance of an equity REIT. The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities. Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance such as gains (or losses) from sales of property. The Company computes FFO in accordance with standards established by the National Association of Real Estate investment Trusts ("NAREIT"). FFO is defined by NAREIT as net income or loss, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns thirty-three (33) properties containing 3.4 million square feet of space.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. (Table Follows)

               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                   FISCAL YEAR AND FOURTH QUARTER 2004 RESULTS
                      (in thousands, except per share data)

                                                                                     Fiscal Year Ended         Three Months Ended
                                                                                        October 31                  October 31
                                                                                        ----------                  ----------
                                                                                       2004          2003        2004         2003
                                                                                       ----          ----        ----         ----
Revenues
Operating Leases                                                                    $63,514       $58,039     $15,943      $15,669
Lease termination income                                                                577            80          35           80
Interest and other                                                                      825         1,034         243          201
                                                                                     ------        ------      ------       ------
                                                                                     64,916        59,153      16,221       15,950
                                                                                     ------        ------      ------       ------
Operating Expenses
Property Expenses                                                                    18,765        17,324       4,469        4,655
Interest                                                                              8,113         8,094       2,049        2,011
Depreciation and amortization                                                        11,094        10,231       2,886        2,751
General and administrative expenses                                                   3,623         3,339         866          739
                                                                                     ------        ------      ------       ------
                                                                                     41,595        38,988      10,270       10,156
                                                                                     ------        ------      ------       ------

Operating Income                                                                     23,321        20,165       5,951        5,794

Minority Interests                                                                    (367)         (365)        (92)         (91)
                                                                                     ------        ------       -----        -----

Income from Continuing Operations                                                    22,954        19,800       5,859        5,703
Income (loss) from Discontinued Operations                                              361           570        (22)          141
                                                                                     ------        ------      ------        -----
Net Income                                                                           23,315        20,370       5,837        5,844
  Preferred Stock Dividends                                                          (4,749)       (2,794)    (1,188)       (1,188)
                                                                                     -------       -------    -------       ------
Net Income Applicable to Common and Class A
Common Stockholders                                                                 $18,566       $17,576      $4,649       $4,656
                                                                                    =======       =======      ======       ======

Diluted Earnings Per Share:
Per Common Share:
Income from continuing operations                                                    $  .68        $  .64       $ .17        $ .17
Discontinued operations                                                              $  .01        $  .02        $  -        $   -
                                                                                     ------        ------        ----        -----
Net Income Applicable to Common Stockholders                                         $  .69        $  .66       $ .17        $ .17
                                                                                     ======       =======       =====        =====
Per Class A Common Share:
Income from continuing operations                                                    $  .75        $  .71       $. 19        $ .18
Discontinued operations                                                              $  .01        $  .02       $   -        $ .01
                                                                                     ------        ------       -----        -----
Net Income Applicable to Class A Common Stockholders                                 $  .76        $  .73       $ .19        $ .19
                                                                                     ======        ======       =====        =====

Dividends Per Share:
Common                                                                                $ .78         $ .76      $ .195        $ .19
                                                                                      =====         =====      ======        =====
Class A Common                                                                        $ .86         $ .84      $ .215        $ .21
                                                                                      =====         =====      ======        =====

Weighted Average No. of Shares Outstanding:
Common and Common Equivalent                                                          6,820         6,566       6,930        6,613
                                                                                     ======        ======      ======       ======
Class A Common & Class A Common Equivalent                                           18,836        18,720      18,864       18,758
                                                                                     ======        ======      ======       ======

               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                   FISCAL YEAR AND FOURTH QUARTER 2004 RESULTS
                      (in thousands, except per share data)



                                                                                    Fiscal Year Ended      Three Months Ended
                                                                                         October 31             October 31
                                                                                          ----------            ----------
                                                                                       2004      2003         2004        2003
                                                                                       ----      ----         ----        ----
Reconciliation of Net Income Applicable to Common and
Class A Common Stockholders to Funds from Operations
Net Income Applicable to Common and Class A Common Stockholders                     $18,566        $17,576     $4,649       $4,656

Plus:  Real property depreciation                                                     8,547          7,831      2,175        2,098
          Amortization of tenant improvements and allowances                          2,175          2,088        603          575
          Amortization of deferred leasing costs                                        525            469        147          117
          Minority Interest                                                             367            365         92           91
                                                                                    -------        -------     ------       ------

Funds from Operations Applicable to Common and Class A
Common Stockholders (Diluted)                                                       $30,180        $28,329     $7,666       $7,537
                                                                                    =======        =======     ======       ======

Funds from Operations (Diluted) Per Share:
Common                                                                                $1.09          $1.04       $.28         $.28
                                                                                      =====          =====       ====         ====
Class A Common                                                                        $1.21          $1.15       $.30         $.30
                                                                                      =====          =====       ====         ====
